Execution Version

FIRST AMENDED AND RESTATED

MASTER ADVISORY FEE WAIVER AGREEMENT

This FIRST AMENDED AND RESTATED MASTER ADVISORY FEE WAIVER AGREEMENT (“Agreement”) is dated as of this 30th day of April 2026, by and between the REGISTERED INVESTMENT COMPANIES listed in Schedule A to this Agreement (each, a “Trust” and collectively, the “Trusts”), on behalf of each of its series from time to time listed in Schedule A (each, a “Portfolio” and collectively, the “Portfolios”), severally and not jointly, and SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”).

WITNESSETH:

WHEREAS, each Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company, and is organized as a Massachusetts business trust, and each Portfolio is a series of a Trust as set forth in Schedule A attached hereto; and

WHEREAS, the Adviser and each Trust are parties to Investment Advisory and Management Agreements, each dated January 1, 2026 (as amended, restated or otherwise modified from time to time, each an “Advisory Agreement”), pursuant to which the Adviser serves as the investment adviser to each Portfolio of the Trusts; and

WHEREAS, each Trust, on behalf of each of its respective Portfolios, pays the Adviser as compensation for services provided to the Portfolios, an advisory fee at the annual rate set forth in its respective Advisory Agreement (the “Advisory Fee”); and

WHEREAS, the Adviser has agreed to waive a portion of its Advisory Fee under each Advisory Agreement with respect to each Portfolio as set forth in Schedule A attached hereto (the “Fee Waiver”). Each Trust, on behalf of each of its respective Portfolios, and the Adviser, therefore, wish to enter into this Agreement to effect the Fee Waiver for each Portfolio as specified in Schedule A attached hereto on the terms and conditions set forth in this Agreement; and

WHEREAS, at a meeting held on December 10, 2025, the Board of Trustees of SunAmerica Series Trust approved a name change of SA Morgan Stanley International Equities Portfolio to SA BlackRock Advantage International Portfolio, and approved a new Fee Waiver with respect to SA BlackRock Advantage International Portfolio, effective April 30, 2026. Prior to April 30, 2026, the Fee Waiver was equal to 0.80% on the first $250 million, 0.75% on the next $250 million and 0.70% on assets over $500 million; and

WHEREAS, at a meeting held on December 10, 2025, the Board of Trustees of Seasons Series Trust approved a new Fee Waiver with respect to SA Multi-Managed Large Cap Value Portfolio effective April 30, 2026; and

WHEREAS, the Adviser and the Trust wish to amend and restate this Agreement for the foregoing reasons effective as of the date first written above.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.

Fee Waiver. During the Term (as defined in Section 2 below), the Adviser shall waive a portion of its Advisory Fee under the applicable Advisory Agreement with respect to each Portfolio so that the Advisory Fee payable by the Portfolio is equal to the rate set forth in Schedule A attached hereto.

2.

Term; Termination. The term of the Fee Waiver with respect to a Portfolio shall begin on the effective date hereof of this Agreement (or on the date on which a Portfolio is added to Schedule A, if later, pursuant to Section 5) and shall continue in effect until the close of business on the date set forth on Schedule A (or such other date as agreed to in writing between the Adviser and the applicable Trust) (“Term”) unless the Fee Waiver is earlier terminated with respect to such Portfolio by the Board of Trustees of the applicable Trust (the “Board”), including a majority of the independent trustees. Independent trustees are trustees who are not deemed to be “interested persons” of a Trust, as defined under Section 2(a)(19) of the 1940 Act. The Term of the Fee Waiver with respect to a Portfolio may be continued from year to year thereafter provided each such continuance is agreed to by the Adviser and the applicable Trust. Upon termination of the Advisory Agreement with respect to a Portfolio, this Agreement shall automatically terminate with respect to such Portfolio.

3.

Voluntary Fee Waiver. Nothing herein shall preclude the Adviser, at its sole and absolute discretion, from voluntarily waiving all or a portion of the Advisory Fee that it is entitled to from any Portfolio, including the Portfolios set forth in Schedule A. Any such voluntary waiver shall not be recouped by the Adviser, and may be modified or terminated by the Adviser, as applicable, at any time, at its sole and absolute discretion, without the approval of, but after notice to, the applicable Trust.

4.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law.

5.

Amendments. This Agreement may be amended by mutual consent of the parties hereto in writing. Schedule A to this Agreement may be amended from time to time to reflect the termination and/or modification of any Fee Waiver with respect to a Portfolio or class thereof or the addition of a series of a Trust. With respect to any series that is added to Schedule A hereto after the date of this Agreement, this Agreement shall become effective with respect to such series on the date Schedule A is amended to reflect the addition of the series under this Agreement, subject to obtaining the requisite approval from the Board.

6.

Headings. The headings in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

7.	Entire Agreement. This Agreement constitutes the whole agreement between the parties and supersedes any previous fee waiver agreement relating to the Portfolios covered by this Agreement.

8.

Notices. All notices required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate party at the address specified below, or such other address as may be specified by such party in writing in accordance with this Section, and shall be deemed to have been properly given when delivered or mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, or by reputable courier service:

If to the Trusts:	If to the Adviser:

Seasons Series Trust SunAmerica Series Trust 5300 Memorial Drive, Suite 1150 Houston, Texas 77007	SunAmerica Asset Management, LLC One World Trade Center 285 Fulton Street, Suite 49M New York, NY 10007

9.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.

Business Trusts. The Declarations of Trust establishing SunAmerica Series Trust, dated as of September 11, 1992, as amended and restated as of April 24, 2022, and Seasons Series Trust, dated as of October 10, 1995, as amended and restated as of April 27, 2022, copies of which, together with all amendments thereto, are on file in the office of the Secretary of State of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of the applicable Trust shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the “Trust Property” only shall be liable.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

EACH REGISTERED INVESTMENT COMPANY LISTED IN SCHEDULE A ON BEHALF OF ITS PORTFOLIOS

By:	/s/ Gregory R. Kingston
Name: Gregory R. Kingston
Title: Treasurer

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ John T. Genoy
Name: John T. Genoy
Title: President

Schedule A

Master Advisory Fee Waiver Agreement

(Dated as of April 30, 2026)

Seasons Series Trust
Portfolio Name	Annual Rate	Expiration Date
SA Allocation Aggressive Portfolio	0.09% on all assets	July 31, 2027
SA Allocation Balanced Portfolio	0.09% on all assets	July 31, 2027
SA Allocation Moderate Portfolio	0.09% on all assets	July 31, 2027
SA Allocation Moderately Aggressive Portfolio	0.09% on all assets	July 31, 2027
SA Columbia Focused Value Portfolio	0.67% on all assets	July 31, 2027
SA Franklin Allocation Moderately Aggressive Portfolio	0.670% first $250 million 0.620% next $750 million 0.550% over $1 billion	July 31, 2027
SA Multi-Managed International Equity Portfolio	0.91% first $250 million 0.86% next $250 million 0.81% over $500 million	July 31, 2027
SA Multi-Managed Large Cap Growth Portfolio	0.73% first $250 million 0.67% next $250 million 0.58% over $500 million	July 31, 2027
SA Multi-Managed Large Cap Value Portfolio	0.78% first $250 million 0.73% next $250 million 0.68% over $500 million	July 31, 2027

SunAmerica Series Trust
Portfolio Name	Annual Rate	Expiration Date
SA AB Small & Mid Cap Value Portfolio	0.880% first $250 million 0.830% over $250 million	April 30, 2027
SA American Funds® Asset Allocation Portfolio	0.25%	This fee waiver will continue indefinitely as long as the Portfolio is part of a master-feeder fund structure.
SA American Funds® Global Growth Portfolio	0.25%	This fee waiver will continue indefinitely as long as the Portfolio is part of a

SunAmerica Series Trust
Portfolio Name	Annual Rate	Expiration Date
		master-feeder fund structure.
SA American Funds® Growth Portfolio	0.25%	This fee waiver will continue indefinitely as long as the Portfolio is part of a master-feeder fund structure.
SA American Funds® Growth-Income Portfolio	0.25%	This fee waiver will continue indefinitely as long as the Portfolio is part of a master-feeder fund structure.
SA American Funds® VCP Managed Allocation Portfolio	0.25%	This fee waiver will continue indefinitely as long as the Portfolio is part of a master-feeder fund structure.
SA BlackRock Advantage International Portfolio	0.79% on the first $250 million 0.74% on the next $250 million 0.69% over $500 million	April 30, 2027
SA BlackRock Multi-Factor 70/30 Portfolio

0.40% on the first $250 million

0.35% over $250 million

In addition, the Adviser agrees to waive its Advisory Fee under the Advisory Agreement in an amount equal to the BlackRock iShares Waiver in order to pass the benefit of such waiver onto the Portfolio in connection with its investments in the iShares Funds (the “iShares Waiver”) [1]

		April 30, 2027 The iShares Waiver shall continue in effect so long as the BlackRock iShares Waiver is in effect

[1]    Pursuant to an Amended and Restated Subadvisory Fee Waiver Agreement, between the Adviser and BlackRock Investment Management, LLC (“BlackRock”), BlackRock has contractually agreed to waive its subadvisory fee in an amount equal to the “acquired fund fees and expenses,” as calculated in accordance with the requirements of the registration statement form applicable to the Portfolio incurred in connection with its investments in one or more series of iShares Trust, iShares, Inc. and iShares U.S. ETF Trust (the “iShares Funds”) (the “BlackRock iShares Waiver”).

SunAmerica Series Trust
Portfolio Name	Annual Rate	Expiration Date
SA Fidelity Institutional AM® Global Equities Portfolio	0.870% on the first $50 million 0.770% on the next $100 million 0.670% on the next $150 million 0.620% over $300 million	April 30, 2027
SA Fixed Income Index Portfolio	The Adviser agrees to waive its Advisory Fee under the Advisory Agreement in accordance with the iShares Waiver described above	The iShares Waiver shall continue in effect so long as the BlackRock iShares Waiver is in effect
SA Fixed Income Intermediate Index Portfolio	The Adviser agrees to waive its Advisory Fee under the Advisory Agreement in accordance with the iShares Waiver described above	The iShares Waiver shall continue in effect so long as the BlackRock iShares Waiver is in effect
SA Franklin BW U.S. Large Cap Value Portfolio	0.67% on all assets	April 30, 2027
SA Franklin Small Company Value Portfolio	0.95% on the first $200 million 0.87% on the next $300 million 0.85% thereafter	April 30, 2027
SA Janus Focused Growth Portfolio	0.75% on all assets	April 30, 2027
SA JPMorgan Diversified Balanced Portfolio	The Adviser agrees to waive its Advisory Fee under the Advisory Agreement in an amount equal to the JPMorgan Subadvisory Fee Waiver in order to pass the benefit of such waiver onto the Portfolio (the “JPMorgan Waiver”)[2]	The JPMorgan Waiver shall continue in effect so long as the JPMorgan Subadvisory Fee Waiver is in effect.
SA JPMorgan Emerging Markets Portfolio	0.95% on all assets	April 30, 2027
SA JPMorgan Large Cap Core Portfolio	0.73% on the first $50 million 0.68% on the next $200 million 0.63% over $250 million	April 30, 2027

[2]    Pursuant to an Amended and Restated Subadvisory Fee Waiver Agreement between the Adviser and J.P. Morgan Investment Management Inc. (“JPMorgan”), JPMorgan has voluntarily agreed to waive its subadvisory fee under the Subadvisory Agreement in an amount equal to the Fund Management Fees, as described in the prospectus of an underlying mutual fund or ETF managed by J.P. Morgan (each, a “J.P. Morgan Fund”), it receives from any J.P. Morgan Fund in connection with any investment by J.P Morgan on behalf of the Portfolio in a J.P. Morgan Fund (the “JP Morgan Subadvisory Fee Waiver”).

SunAmerica Series Trust
Portfolio Name	Annual Rate	Expiration Date
SA JPMorgan MFS Core Bond Portfolio	0.50% on all assets	April 30, 2027
SA JPMorgan Mid-Cap Growth Portfolio	0.77% on the first $100 million 0.72% on the next $400 million 0.70% over $500 million	April 30, 2027
SA Large Cap Index Portfolio	0.26% on the first $2 billion 0.18% on the next $1 billion 0.14% over $3 billion	April 30, 2027
SA MFS Massachusetts Investors Trust Portfolio	0.66% on the first $600 million 0.61% on the next $900 million 0.56% over $1.5 billion assets	April 30, 2027
SA PIMCO Global Bond Opportunities Portfolio	0.73% on the first $50 million 0.63% on the next $100 million 0.58% on the next $100 million 0.53% over $250 million	April 30, 2027
SA PIMCO RAE International Value Portfolio	0.765% on the first $250 million 0.740% over $250 million	April 30, 2027
SA Putnam International Value Portfolio	0.900% first $150 million 0.800% next $150 million 0.700% over $300 million	April 30, 2027
SA Small Cap Index Portfolio	0.310% on the first $2 billion 0.260% over $2 billion	April 30, 2027
SA VCP Dynamic Allocation Portfolio	0.25% on the first $1.5 billion 0.22% on the next $1.5 billion 0.20% on the next $5 billion 0.19% above $8 billion	April 30, 2027
SA Wellington Strategic Multi- Asset Portfolio	0.650% on the first $200 million 0.525% on the next $300 million 0.450% above $500 million	April 30, 2027